Exhibit 99.3

Filed by BBCN Bancorp, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: BBCN Bancorp, Inc.

SEC Registration Statement No.: 000-50245

BBCN Bancorp

CEO E-mail to Employees

To all employees,

Today we announced the signing of a definitive agreement to merge with Wilshire Bank in a strategic merger of equals. This combination will create the first and only super regional Korean-American bank in the United States. With total assets exceeding $12 billion, we will be nearly three times the size of our nearest competitor, forever separating our organization from the rest of our peers. More importantly, this merger establishes a true national platform with full banking services in all targeted geographic markets. Together, we have 85 locations in California, New York, New Jersey, Illinois, Washington, Texas, Georgia, Virginia and Alabama.

BBCN and Wilshire have consistently been the top two lenders among the Korean-American banks by a wide margin, which means we will have an unrivaled commercial and retail banking franchise. With our combined expertise in trade finance, commercial lending, SBA and residential mortgage lending, along with a growing portfolio of consumer products and services, we believe there will be considerably greater opportunities to gain additional market share and further increase our core deposit franchise.

The combined entity will be led by a complementary partnership of executive management and Board members. I will serve as President and CEO of combined company and bank, and Mr. Steven S. Koh, who is the current Chairman of the Board of Directors of Wilshire, will be Chairman of the combined holding company and bank.

We plan to be the most desirable bank to work for, not just in the broader Korean-American community, and intend to have the best talent at all levels of the combined organization. And we expect that our employees will take great pride in representing the undeniably premier Korean-American bank and have access to even greater opportunities for career advancement.

While this combination will be beneficial for the majority of our employees, it’s a reality that all transactions of this nature will have an impact on some jobs at each company. Fortunately, this is a complementary combination that significantly elevates our stature beyond the $10 billion milestone, necessitating a meaningful buildout of our overall risk management infrastructure throughout the organization. And we anticipate there will be significant opportunities to reposition employees to other areas within the Bank. For those jobs that will need to be eliminated, we will do our very best to be fair and help those employees transition to the next stage of their careers. We will provide information about severance packages and benefits once those decisions are made.

This transaction will require the approval of our regulators, as well as the shareholders of both BBCN and Wilshire, and we will keep you updated as we progress through completion of the merger. In the meantime, I ask that you continue to stay focused on doing your job to the best of your ability. Now more than ever, this is the time to demonstrate the value you provide to the company and to our customer base.

Attached to this e-mail are a fact sheet and a Q&A document that is designed to address many of the questions you may have. If you have other questions, please feel free to ask your direct managers or reach out to any members of the Office of the President. But please understand, we are still working through many specific issues, and we may not have answers to all your questions right away.

The first four years since the creation of BBCN have been both challenging and rewarding in many aspects. But by working collaboratively together, we gained Strength in Partnership, and today BBCN is a significantly stronger banking franchise. Now, it’s time for us to move to the next exciting phase of our growth. With this merger, we have taken a purposeful step to Invest in Our Potential and forever position the combined company as the clear leader in the Korean-American banking industry.

Together we can ensure the success of the franchise for years to come. I look forward to your active participation!

Sincerely,

Kevin S. Kim

Chairman, President and Chief Executive Officer

BBCN Bancorp, Inc.